EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Frederick’s of Hollywood Group Inc. Regains Compliance with
NYSE Amex Continued Listing Standards
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New York, New York – May 24, 2010 — Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced that it has received a notice from the NYSE Amex (the “Exchange”) stating that the Company has regained compliance with the Exchange’s continued listing standards, specifically with its minimum shareholders’ equity requirements.  Accordingly, the “.BC” indicator following the “FOH” stock symbol will be removed by the Exchange starting today.

“We are pleased to have regained compliance with the NYSE Amex’s continued listing standards following the closing of our previously announced debt exchange and preferred stock conversion transaction with Fursa on May 18, 2010, which strengthened our balance sheet and increased total shareholders’ equity by approximately $23.1 million,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer.  “This is an exciting time for Frederick’s of Hollywood.  We continue to gain traction in strengthening our business as our turnaround strategy is implemented and we believe those actions have put us on a path towards profitability.”

As previously announced, the Company received a notice from the Exchange on April 15, 2010 stating that, based on the Company’s shareholders’ deficit as reported in its Form 10-Q for the quarterly period ended January 23, 2010, the Company was not in compliance with Sections 1003(a)(i) and (ii) of the Exchange’s Company Guide, having less than $2 million and $4 million of shareholders’ equity while sustaining losses from continuing operations and net losses in two out of its three most recent fiscal years, and net losses in three out of its four most recent fiscal years, respectively.

Since the Company was able to regain compliance with the Exchange’s continued listing standards almost simultaneously with the date on which its compliance plan was due to the Exchange, a compliance plan was never submitted and the Exchange is no longer requiring the Company to submit one.  However, the Exchange will continue to monitor the Company’s compliance with the continued listing standards for two consecutive quarters to end on October 30, 2010 and if the Company is able to demonstrate ongoing compliance during that time, the Exchange will deem the compliance plan period over.  If the Company cannot continue to demonstrate compliance over the next two quarters, the compliance plan period will remain open and the Exchange will evaluate whether it is appropriate to offer the Company the opportunity to submit a plan addressing how it then intends to regain compliance.

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through its multi-channel retail division and wholesale division.  Through its multi-channel retail division, Frederick’s primarily sell women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 127 specialty retail stores nationwide, a world-famous catalog and an online shop at www.fredericks.com.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood, the Hollywood Extreme Cleavage® bra and Hollywood Sizzle Pool Party Swim™, Frederick’s of Hollywood is the Original Sex Symbol®.  Through our wholesale division, Frederick’s designs, manufactures, sources, distributes and sells women’s intimate apparel throughout the United States and Canada.

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com